Exhibits 5.1, 8.1 and 23.1
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                         Sidley Austin Brown & Wood LLP
                                787 Seventh Ave.
                            New York, New York 10019
                            Telephone: (212) 839-5300
                            Facsimile: (212) 839-5599






                                                          September 30, 2004

CWALT, Inc.
4500 Park Granada
Calabasas, California  91302



             Re:    CWALT, Inc.
                    Alternative Loan Trust 2004-J10
                    Mortgage Pass-Through Certificates,
                    Series 2004-J10
                    ---------------------------------------

Ladies and Gentlemen:

         We have acted as special counsel for CWALT, Inc., a Delaware corporation (the "Company"), in connection with the issuance of the Mortgage Pass-Through Certificates of the above-referenced Series (the "Certificates") pursuant to a Pooling and Servicing Agreement dated as of September 1, 2004 (the "Pooling and Servicing Agreement"), among the Company, as depositor, Countrywide Home Loans, Inc., as a seller ("CHL"), Park Granada LLC, as a seller ("Park Granada" and, together with CHL, the "Sellers"), Countrywide Home Loans Servicing LP, the master servicer (the "Master Servicer"), and The Bank of New York, as trustee (the "Trustee").

         The Certificates will represent the entire beneficial ownership interest in Alternative Loan Trust 2004-J10 (the "Trust Fund"). The assets of the Trust Fund will consist primarily of a pool of conventional fixed-rate mortgage loans (the "Mortgage Loans") secured by first liens on one- to four-family residential properties. Capitalized terms not otherwise defined herein have the meanings ascribed to such terms in the Pooling and Servicing Agreement.

         In arriving at the opinions expressed below, we have examined such documents and records as we deemed appropriate, including the following:

         (i) Signed copy of the Registration Statement on Form S-3 (File No. 333-117949) filed by the Company with the Securities and Exchange Commission (the



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                  "Commission") under the Securities Act of 1933, as amended
                  (the "1933 Act"), on August 5, 2004, together with each amendment thereto (such registration statement, as amended, and declared effective by the Commission on September 23,
                  2004) (such registration statement is referred to herein as the "Registration Statement").

         (ii) The Prospectus dated September 23, 2004 (the "Basic Prospectus"), as supplemented by the Prospectus Supplement relating to the Public Certificates, dated September 27, 2004 (the "Prospectus Supplement"), in the form to be filed with the Commission pursuant to Rule 424(b) under the 1933 Act (the Basic Prospectus, as supplemented by the Prospectus Supplement, the "Prospectus").

         (iii)    Signed copy of the Pooling and Servicing Agreement.

         (iv) The underwriting agreement dated September 27, 2004 between the Company and Countrywide Securities Corporation (the "Underwriting Agreement") and the purchase agreement dated September 30, 2004 between the Company and Countrywide Securities Corporation, as the purchaser (the "Purchase Agreement").

         (v) Specimen Certificate of each Class of Certificates (together with the Registration Statement, the Basic Prospectus, the Prospectus Supplement, the Pooling and Servicing Agreement, the Underwriting Agreement, and the Purchase Agreement, the "Documents").

         In rendering the opinions set forth below, we have assumed, without independent investigation, that all of the Documents furnished to us are complete and authentic and that all of the Documents have been duly authorized, executed and delivered. Our opinions are also based on the assumption that all parties to the Pooling and Servicing Agreement will comply with the terms thereof, including all tax reporting requirements contained therein and that all representations made in the Pooling and Servicing Agreement by any party thereto are true.

         Our opinions are also based on the assumption that the issuance of the Certificates and the other transactions set forth in or contemplated by the Documents are not part of another transaction or another series of transactions that would require the Trust Fund, any investor or any other participant to treat such transaction or transactions as subject to the disclosure, registration, or list maintenance requirements of Section 6011, 6111 or 6112 of the Internal Revenue Code of 1986, as amended (the "Code").

         Based upon the foregoing, we are of the opinion that: (i) each REMIC described in the Pooling and Servicing Agreement will qualify as a real estate mortgage investment conduit within the meaning of Section 860D of the Code, (ii) the Regular Certificates will be treated as regular interests in the Master REMIC, and (iii) the Class A-R Certificate will represent ownership of the sole class of residual interest in each REMIC created pursuant to the Pooling and Servicing Agreement.


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         These opinions are based upon the current provisions of the Code and
Treasury regulations issued or proposed thereunder, published Revenue Rulings and releases of the Internal Revenue Service and current case law, any of which could be changed at any time. Any such changes could be retroactive in application and could modify the legal conclusions upon which such opinions are based. Such opinion is limited as described above, and we do not express an opinion on any other tax aspect of the transactions contemplated by the Pooling and Servicing Agreement or the effect of such transactions on Countrywide Financial Corporation, any member of its federal consolidated group or any of its wholly owned affiliates.

         In rendering the foregoing opinions, we express no opinion on the laws of any jurisdiction other than the federal income tax laws of the United States. This opinion is rendered as of the date hereof and we undertake no obligation to update this opinion or advise you of any changes in the event there is any change in legal authorities, facts, assumptions or documents on which this opinion is based (including the taking of any action by any party to the Documents pursuant to any opinion of counsel or a waiver), or any inaccuracy in any of the representations, warranties or assumptions upon which we have relied in rendering this opinion unless we are specifically engaged to do so. This opinion is rendered only to those to whom it is addressed and may not be relied on in connection with any transactions other than the transactions contemplated herein. This opinion may not be relied upon for any other purpose, or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.

                                Very truly yours,


                               /s/ SIDLEY AUSTIN BROWN & WOOD LLP
                               ----------------------------------
                                   SIDLEY AUSTIN BROWN & WOOD LLP




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